As of the 1st day of October, 1997


Russell Kleinknecht
4 Conklin Court
Allendale, NJ 07401


                  Re:   Letter Agreement regarding Employee Loan

Dear Mr. Kleinknecht:

This letter agreement shall document the status of certain loans and employee advances made by IPC Information Systems, Inc. ("IPC" or the "Company") to you during the course of your employment (or made to you by your prior employer, Kleinknecht Electric Company and transferred to IPC for value).

Employee Loans and Advances. As of the date of this Letter Agreement, the Company has made loans and/or advances to you in the amount of $276,738.84, inclusive of accrued interest ("Employee Loan"), which are your obligations to repay to the Company and which shall be your obligation to repay as hereinafter provided and which have and shall continue to bear interest at the rate of 6% per annum.

Repayment of Employee Loan.

(i) If, at any time on or after the date hereof, a bonus is payable to you in accordance with Section 3.2 of the Employment and Noncompetition Agreement, entered into between IPC and you of even date hereof (the "Agreement"), five-eighths (5/8ths) of such bonus shall be retained by the Company and applied to the payment of accrued interest and principal on the Employee Loan; provided, however, that the maximum amount which you shall be required to repay from bonuses payable under Section 3.2 of the Agreement during any fiscal year of the Company shall be the lesser of (a) Fifty Thousand Dollars ($50,000) or the entire outstanding amount of principal and accrued interest; and

(ii) If, at any time on or after the date hereof, a bonus is payable to you in accordance with Section 3.9 of the Agreement and on any such payment date any portion of the Employee Loan remains outstanding, then in addition to any Employee Loan payments required under paragraph (i), above, an amount equal to one-third of the then-outstanding principal of the Employee Loan plus all accrued interest (or, if the entire amount of principal and interest then remaining due shall be less, the entire amount of outstanding principal and all accrued interest) shall be payable, provided, however, that such amount payable hereby shall not exceed five-eighths (5/8ths) of the total bonus payable to you on said date.

Notwithstanding the foregoing, the Employee Loan (which shall also mean any additional loans and/or advances which may be made to you, in the Company's sole discretion, except for any amounts which may be paid by the Company in accordance with Section 3.4 (c) with respect to "split-dollar" life insurance, which repayments to the Company shall be made in accordance therewith) and all accrued interest shall be repaid to the Company in full not later than the earlier to occur of (i) the expiration of the Initial Term of the Agreement and
(ii) the sixtieth (60th) day after the termination of the Agreement for any reason

Any amounts payable by you under paragraphs (i) and (ii), above may be deducted by the Company from any bonus payments due on said payment dates and shall be applied to the payment of accrued interest and principal (in that order of priority) on the Employee Loan.


Yours sincerely,

IPC Information Systems, Inc.




By:
   -------------------------------
   S. T. Clontz, President and CEO


Please indicate your agreement to and acceptance of the terms of this Letter Agreement by signing below:

Accepted and Agreed:




----------------------------------             ---------------------------------
Russell G. Kleinknecht                         Witness


Date:
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